Exhibit 5.1

Jason L. Kent
T: +1 858 550 6044
jkent@cooley.com

September 12, 2016
Retrophin, Inc.
12255 El Camino Real, Suite 250
San Diego, CA 92130
Ladies and Gentlemen:
You have requested our opinion, as counsel to Retrophin, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 1,810,000 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), including 1,600,000 shares issuable pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and 210,000 shares (the “Inducement Grant Shares”) reserved for issuance pursuant to inducement awards made on terms and conditions consistent with stock option grants and restricted stock unit awards under the 2015 Plan.
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the 2015 Plan, the Company’s Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2015 Plan, and the Inducement Grant Shares, when sold and issued in accordance with the applicable stock option agreement and restricted stock unit award agreement, and in each case when sold and issued in accordance with the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com